Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference into Registration Statements Nos. 333-172925, 333-10232 and 333-11320 on Form F-3 of our report dated 15 March 2012, relating to the consolidated financial statements of Santander UK plc, appearing in this Annual Report on Form 20-F of Santander UK plc for the year ended 31 December 2011, and to the reference to us under the heading “Selected Financial Data” in such Annual Report on Form 20-F.

DELOITTE LLP

Chartered Accountants and Registered Auditors

London, England

15 March 2012